Exhibit 99.1

Wave Regains Compliance with Nasdaq Minimum Bid Price Rule and Converts All Remaining Series J Preferred Shares to Common Stock

Lee, MA—June 15, 2009—Wave Systems Corp. (NASDAQ: WAVX) announced today that it has received notice from the NASDAQ Stock Market stating that, because the closing bid price of its Class A common stock has been at or above $1.00 per share for at least 10 consecutive trading days, it has regained compliance with the minimum bid price rule enumerated in NASDAQ Listing Rule 5550(a)(2).  Also, as a result of the 15-day average of the closing bid price of its Class A Common Stock exceeding $1.00 on June 9, 2009, all of the outstanding shares of Wave’s Series J convertible preferred stock (issued in October 2008) automatically converted into Class A Common Stock in accordance with the terms of the Certificate of Designations for the Series J convertible preferred stock.

Through June 9, 2009 32 (of the original 111) shares of Series J convertible preferred stock had been converted into shares of Class A common stock at the election of the holders thereof.  As set forth above, all of the remaining 79 outstanding shares of Wave’s Series J convertible preferred stock were automatically converted into shares of Class A Common Stock on June 9, 2009.  Each share of Series J convertible preferred stock converted into 10,000 shares of the Company’s Class A common stock.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry-standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

info@wavesys.com

413/243-1600